SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

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October 19, 2004

Date of Report (Date of earliest event reported):

C. R. BARD, INC.
(Exact Name of Registrant as Specified in Charter)

New Jersey	001-6926	22-1454160
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

730 Central Avenue Murray Hill, New Jersey		07974
(Address of Principal Executive Office)		(Zip Code)

(908) 277-8000
(Registrant's Telephone Number, Including Area Code)

ITEM 2.02 Results of Operations and Financial Condition.

The following information is being furnished pursuant to Item 2.02.

On October 19, 2004, C. R. Bard, Inc. issued a press release reporting earnings and other financial results for its third quarter ended September 30, 2004. A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference in this Item 2.02. The information in this press release is furnished not filed.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit Number

99.1 Press Release (This exhibit is furnished not filed.)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C. R. BARD, INC.

By: Todd C. Schermerhorn /s/

Name: Todd C. Schermerhorn

Title: Senior Vice President and

Chief Financial Officer

October 19, 2004

Exhibit 99.1

Contacts:

Investor Relations: Eric J. Shick

Vice President, Investor Relations

(908) 277-8413

Media Relations: Holly P. Glass

Vice President, Government and Public Affairs

(703) 754-2848

BARD REPORTS THIRD QUARTER RESULTS

NET SALES UP 17 PERCENT, 15 PERCENT ON CONSTANT CURRENCY BASIS

MURRAY HILL, NJ -- (October 19, 2004) -- C. R. Bard, Inc. (NYSE-BCR) today reported net sales of $421.9 million for the quarter ended September 30, 2004, up 17 percent over the prior year's net sales of $361.8 million. On a constant currency basis, third quarter 2004 net sales increased 15 percent. Net sales in the U.S. were $298.6 million, up 15 percent over the prior-year period, and net sales outside the U.S. were $123.3 million, up 20 percent over the prior-year period. On a constant currency basis, net sales outside the U.S. increased by 13 percent over the prior-year period.

For the third quarter of 2004, net income was $102.4 million and diluted earnings per share were 95 cents, up 99 percent and 94 percent, respectively, over the same period in the prior year. Included in the third quarter 2004 results were certain items that increased net income by $33.8 million, or 31 cents per diluted share, thereby affecting comparability with the prior-year quarter. This includes a gain of $30.8 million (after tax) related to the previously announced sale of certain assets of the company's Endoscopic Technologies division. For the third quarter of 2003, Bard reported net income of $51.5 million and diluted earnings per share of 49 cents. Excluding the items comprising the $33.8 million, net income and diluted earnings per share increased 33 percent and 31 percent, respectively, in the third quarter of 2004 as compared to the same period in the prior year. The earnings per share figures reported in this press release reflect the company's two-for-one common stock split that became effective on May 28, 2004.

Timothy M. Ring, chairman and chief executive officer, commented, "We are pleased with the results for the quarter. The combination of an expanded sales organization and innovative new products continues to drive healthy levels of revenue growth. Our gross margin exceeded sixty percent for the first time in our history as a public company. The quarter's R&D investment is nearly twice the level of just two years ago, supporting our objective to achieve sustainable, double digit revenue growth. Overall, our organization continues to execute very well and we remain committed to enhancing long-term shareholder value."

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, N.J., is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

This press release may contain forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Please refer to our June 30, 2004 10-Q for a statement with regard to forward-looking statements, including disclosure of the factors that could cause actual results to differ materially from those expressed or implied. Net sales on a constant currency basis and net income and diluted earnings per share excluding certain items are non-GAAP financial measures and should not be considered a replacement for GAAP results. Please refer to the company's web site for management's statement regarding the use of non-GAAP measures.

C. R. Bard, Inc.
Consolidated Statements of Income
(in thousands except per share amounts, unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Net sales	$421,900	$361,800	$1,232,000	$1,051,900

Costs and expenses:
Cost of goods sold	168,100	154,700	498,700	453,500
Marketing, selling & administrative expense	130,800	112,300	382,000	326,300
Research & development expense (1)	28,600	21,600	83,400	62,900
Interest expense	3,400	3,200	9,800	9,500
Other (income) expense, net	(50,700)	(1,100)	(61,000)	(4,300)
Total costs and expenses	280,200	290,700	912,900	847,900

Income before tax provision	141,700	71,100	319,100	204,000
Income tax provision	39,300	19,600	86,100	56,100

Net income (2)	$102,400	$51,500	$233,000	$147,900

Basic earnings per share	$0.98	$0.50	$2.23	$1.43

Diluted earnings per share	$0.95	$0.49	$2.17	$1.41

Wt. avg. common shares outstanding - basic	104,600	103,600	104,400	103,400

Wt. avg. common shares outstanding - diluted	107,400	105,200	107,200	105,200

(dollars in thousands, unaudited)
Product Group Summary of Net Sales
	Quarter Ended September 30,				Nine Months Ended September 30,
				Constant				Constant
	2004	2003	Change	Currency	2004	2003	Change	Currency
Vascular	$99,400	$77,400	28%	25%	$291,600	$220,800	32%	26%
Urology	124,700	113,300	10%	8%	362,700	337,100	8%	5%
Oncology	101,800	86,300	18%	16%	296,300	244,000	21%	19%
Surgery	78,100	68,500	14%	13%	230,200	200,300	15%	14%
Other	17,900	16,300	10%	8%	51,200	49,700	3	1%
Reported	$421,900	$361,800	17%		$1,232,000	$1,051,900	17%
FX Impact		6,100				25,400
Con. Currency	$421,900	$367,900		15%	$1,232,000	$1,077,300		14%

Notes

(1)Included in research and development expense is approximately $6.7 million and $1.0 million in acquired in-process research and development for the quarters ended June 30, 2004 and 2003, respectively.

(2) For the first quarter of 2004, in addition to interest income and exchange gains and losses, other (income) expense, net included the adjustment of a 2003 reserve recorded in connection with the legal action entitled Nelson N. Stone, M.D., et al. v. C. R. Bard, Inc., et. al. This adjustment resulted in additional pretax income of $16.0 million ($9.8 million after-tax; $0.09 diluted earnings per share), partially offset by a charge for an unrelated legal settlement of $3.9 million pretax ($2.3 million after-tax; $0.02 diluted earnings per share). In addition the company recorded a $1.1 million tax credit in income tax provision related to the retroactive effective date of its Malaysian high-technology pioneer grant ($0.01 diluted earnings per share).

For the second quarter of 2004, in addition to interest income and exchange gains and losses, other (income) expense, net included a charge for a legal settlement partially offset by an investment gain, which resulted in a net pretax charge of $4.3 million ($2.6 million after-tax; $0.02 diluted earnings per share).

For the third quarter of 2004, in addition to interest income and exchange gains and losses, other (income) expense, net included a gain from the sale of certain assets of the company's Endoscopic Technologies division of $44.9 million pretax ($30.8 million after-tax; $0.29 diluted earnings per share). In addition, the company recorded miscellaneous gains related to the sale of a facility and the conclusion of an intellectual property matter of $3.5 million pretax ($3.0 million after-tax). In total these items resulted in a gain of $0.31 diluted earnings per share.